Exhibit 99.1

News Release

For Further Information:

David Caouette 425-580-8278 david.caouette@attws.com	Peter Rowe 425-580-7667 peter.rowe@attws.com

AT&T Wireless Reports Fourth Quarter and Full Year Results —
2003 Operating Free Cash Flow Exceeds $1 Billion

For Immediate Release: Thursday, January 22, 2004

     Redmond, WA — AT&T Wireless (NYSE: AWE) said today its fourth quarter 2003 services revenue grew 4.4 percent from the year-ago quarter to $3.904 billion. Full-year services revenue of $15.659 billion increased 8.1 percent over 2002, meeting the company’s guidance for the year.

     For the fourth quarter, net loss per share (EPS), was ($0.03) per share compared with ($0.05) per share in the year ago quarter. Earnings per share for the year was $0.16, compared with a 2002 fiscal year net loss per share of ($0.87).

     Fourth quarter OIBDA (defined as operating income before depreciation and amortization) was $890 million, a decrease of 2.6 percent over the same period last year. The quarter-over-quarter decline in OIBDA was driven by both planned events, including a new brand advertising campaign, support of local number portability (LNP) and additional restructuring charges; and, unplanned events, such as higher than expected costs tied to both LNP and a newly installed customer relationship management software platform. These factors also contributed to a 160 basis point quarter-over-quarter decline in OIBDA margin, from 24.4 percent last year to 22.8 percent in this fourth quarter. (See Attachment A)

     Consistent with the company’s previous guidance for growth in the mid- to high teens, full-year OIBDA, excluding licensing costs impairments, climbed 17.1 percent to $4.477 billion, from $3.822 billion in 2002. 2003 OIBDA margin, excluding licensing costs impairments, was 28.6 percent, a 220 basis-point increase from 2002’s OIBDA margin, excluding licensing costs impairments, of 26.4 percent. Full year OIBDA for 2003 was $4.394 billion, up 76.2 percent from 2002 full year OIBDA of $2.493 billion.

     Operating free cash flow for the year was $1.03 billion. (See Attachment B)

     “We had a good year, meeting our annual guidance, growing the business, and positioning AT&T Wireless well for future growth,” said John D. Zeglis, AT&T Wireless Chairman and CEO. “In 2003, we delivered more than $1 billion in operating free cash flow; grew services revenue by more than 8 percent; and increased our margin to more than 28 percent.”

     “We did hit some operational rough spots in the fourth quarter, but the good news is that those issues are largely behind us. And we understand the challenges, such as churn, that we must continue to focus on this year,” said Zeglis.

     “Like any company in transition, we’ve had our ups and downs,” Zeglis explained. “But these have never interrupted our consistent growth on all the metrics that count in our industry. We see a bright future and believe 2004 to be no exception to our trajectory of growth and profitability.”

     ARPU was $58.70 for the fourth quarter, down 2.2 percent from the same period last year. Steady ARPU was supported by data revenues, international toll, and higher regulatory fees, while offset by continued pricing pressure and less breakage from wireless minute buckets. (See Attachment C)

     Churn for the year was 2.6 percent, matching 2002’s full year level and reflecting the company’s long-term strategy of improving the profitability of the overall subscriber base. Fourth quarter churn was 3.3 percent, driven by a high number of contract expirations of the prior year’s holiday contract signings, systems-related impacts on customer care, and LNP.

     Total revenue (services revenue plus equipment revenue) for the fourth quarter was $4.215 billion, an increase of 4.1 percent over the fourth quarter of 2002.

     Net subscriber additions were 128,000 for the fourth quarter and 1.060 million for the year, bringing the company’s total consolidated customer base at the end of 2003 to 22.0 million, an increase of 5.4 percent over 2002.

     Minutes of use per subscriber grew to 551 in the fourth quarter, an increase of 8.7 percent from the fourth quarter of 2002.

     Capital expenditures, including internal use software, totaled $1.164 billion in the fourth quarter, a decrease of 45.8 percent from the year-ago quarter. AT&T Wireless said the majority of its capital for the quarter related to the GSM/GPRS network, along with non-network spending related to system upgrades and consolidation.

2004 Outlook

     AT&T Wireless also provided financial guidance for 2004, saying it expects to grow services revenue at a mid-single digit percentage over 2003. OIBDA margin, measured as a percentage of services revenue, is expected to be in the low 30s, and capital expenditures are expected to remain around 20 percent of services revenue. The company also said it expects to increase positive operating free cash flow by around 20 percent over 2003.

About AT&T Wireless

AT&T Wireless (NYSE: AWE) is the second-largest wireless carrier, based on revenues, in the United States. With 21.980 million subscribers as of December 31, 2003, and revenues of more than $16.6 billion over the past four quarters, AT&T Wireless delivers advanced high-quality mobile wireless communications services, voice and data, to businesses and consumers, in the U.S. and internationally. For more information, please visit us at www.attwireless.com.

This press release contains “forward-looking statements” which are based on management’s beliefs as well as on a number of assumptions concerning future events made by management with information that is currently available to management. Forward-looking statements may include, without limitation, management’s expectations regarding: our future financial and operating performance and financial condition, including the company’s outlook for the fiscal year 2004 and subsequent periods; our plans to evaluate strategic alternatives and the outcome of that evaluation; subscriber growth; industry conditions; the strength of our balance sheet; our liquidity and needs for additional financing; and our ability to increase revenue, margins and operating free cash flow.

Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T Wireless’ control, that could cause actual results to differ materially from such statements. Without limitation these factors include: the risks associated with the implementation of our technology migration strategy, our plans to evaluate strategic alternatives, our ability to continue to reduce costs and increase the efficiency of our distribution channels, the potential competitive impacts of industry consolidation or alternative technologies, potential impacts on revenue and ARPU from competitive pricing and slowing penetration in the wireless industry, the effects of vigorous competition in the markets in which we operate, the risk of decreased consumer spending due to softening economic conditions, acts of terrorism, and consumer response to new service offerings.

For a more detailed description of the factors that could cause such a difference, please see AT&T Wireless’ filings with the Securities and Exchange Commission, including the information under the heading “Additional Factors That May Affect Our Business, Future Operating Results and Financial Condition” and “Forward Looking Statements” in its quarterly report on Form 10-Q filed on November 14, 2003.

Attachment A

OIBDA is defined as operating income (loss) before depreciation and amortization. (In previous periods, we referred to OIBDA as EBITDA.) OIBDA margin is calculated as OIBDA divided by services revenue. These, along with OIBDA, excluding licensing costs impairments, and OIBDA margin, excluding licensing costs impairments, are non-GAAP financial measures, and differ from operating income (loss), as calculated in accordance with GAAP in that they exclude depreciation and amortization and impairment of licensing costs, and differ from net income (loss) as calculated in accordance with GAAP in that they exclude (i) depreciation and amortization, (ii) impairment of licensing costs, (iii) other income (expense), (iv) interest expense, (v) provision for income taxes, (vi) net equity earnings (losses) from investments in unconsolidated subsidiaries, (vii) income (loss) from discontinued operations, and (viii) cumulative effect of change in accounting principle. We believe these measures are relevant and useful information to our investors as they are an integral part of our internal management reporting and planning process and are the primary measures used by our management to evaluate the operating performance of our consolidated operations. They are used by management as a measurement of our success in acquiring, retaining, and servicing customers because we believe these measures reflect our ability to generate and grow subscriber revenues while providing a high level of customer service in a cost-effective manner. Management also uses these measures as a method of comparing our performance with many of our competitors. The components of OIBDA and OIBDA, excluding licensing costs impairments, include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. Additionally, our $2.5 billion credit facility (under which no amounts are currently outstanding) requires us to maintain certain financial ratios, including a specified ratio of net-debt-to-operating income before depreciation and amortization expenses and impairment charges. Lastly, we use OIBDA and OIBDA, excluding licensing costs impairments, for planning purposes, and in presentations to our board of directors, and we use multiples of current or projected OIBDA and OIBDA, excluding licensing costs impairments, in our discounted cash flow models to determine the value of our licensing costs and our overall enterprise valuation.

OIBDA and OIBDA, excluding licensing costs impairments, excludes other income (expense) and net equity earnings (losses) from investments in our unconsolidated subsidiaries, as these do not reflect the operating results of our subscriber base and our national footprint that we utilize to obtain and service our subscribers. Net equity (losses) earnings from investments represent our proportionate share of the net income (loss) of equity investments in which we exercise significant influence, but do not control. As we do not control these entities, our management excludes these results when evaluating the performance of our primary operations. Although excluded, net equity (losses) earnings from investments may include results that are material to our overall net income (loss). During 2002, net equity (losses) earnings from investments included $939 million representing our proportionate share of impairment charges recognized by these entities, as well as impairment charges that we recorded as the decline in fair value of several investments was deemed to be other than temporary. We may record impairment charges in the future if there are further declines in the fair values of our investments, which we deem to be other than temporary. OIBDA and OIBDA, excluding licensing costs impairments, also exclude interest expense and the provision for income taxes. Excluding these items eliminates the expenses associated with our capitalization and tax structures. Finally, OIBDA and OIBDA, excluding licensing costs impairments, exclude depreciation and amortization expenses and impairment charges, in order to eliminate the impact of capital investments, which management believes is better evaluated through its effect on Free Cash Flow.

We believe OIBDA as a percentage of services revenue to be a more relevant measure of our operating margin than OIBDA as a percentage of total revenue. We generally subsidize a portion of our handset sales, all of which is recognized in the period in which we sell the handset. This results in a disproportionate impact on our margin in that period. Management views this equipment subsidy as a cost to acquire or retain a subscriber, which is recovered through the ongoing services revenue that is generated by the subscriber and is more properly measured by the metrics Cost per Gross Subscriber Addition (CPGA) and Cash Cost per User (CCPU). We also use services revenue to calculate margin to facilitate comparison, both internally and externally, with our competitors, as they calculate their margins using services revenue as well.

There are material limitations to using these non-GAAP financial measures, including the difficulty associated with comparing these performance measures as we calculate them to similar performance measures presented by other companies, and the fact that these performance measures do not take into account certain significant items, including depreciation and amortization, impairment charges, interest, and tax expense, and net equity earnings (losses) from investments in unconsolidated subsidiaries that directly affect our net income or loss. Management compensates for these limitations by carefully analyzing how our competitors present performance measures that are similar in nature to OIBDA as we present it, and considering the economic effect of the excluded expense items independently as well as in connection with its analysis of net income as calculated in accordance with GAAP. OIBDA and OIBDA margin should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America. OIBDA and OIBDA margin, as we have defined them, may not be comparable to similarly titled measures reported by other companies.

The following table summarizes the reconciliation of OIBDA and OIBDA, excluding licensing costs impairments, to consolidated net (loss) income:

(Unaudited) ($M)	For the three months ended			For the year ended
	Dec 31,	Dec 31,	Sept 30,	Dec 31,	Dec 31,
	2003	2002	2003	2003	2002

OIBDA	$890	$913	$1,208	$4,394	$2,493
Impairment of licensing costs	—	—	83	83	1,329

OIBDA, excluding licensing costs impairments	890	913	1,291	4,477	3,822
Depreciation and amortization	(870)	(722)	(841)	(3,181)	(2,751)
Impairment of licensing costs	—	—	(83)	(83)	(1,329)
Other (expense) income	(4)	65	16	32	(123)
Interest expense	(196)	(179)	(202)	(789)	(669)
Provision for income taxes	—	(125)	(9)	(112)	(55)
Net equity earnings (losses) from investments in unconsolidated subs	96	(83)	(16)	98	(1,100)
Income from discontinued operations	—	—	—	—	47
Cumulative effect of change in accounting principle	—	—	—	—	(166)

Net (loss) income	($84)	($131)	$156	$442	($2,324)

The following table summarizes the reconciliation of OIBDA margin and OIBDA margin, excluding licensing costs impairments, to consolidated net (loss) income as a percentage of services revenue:

(Unaudited) (All items shown as a % of
services revenue)	For the three months ended			For the year ended
	Dec 31,	Dec 31,	Sept 30,	Dec 31,	Dec 31,
	2003	2002	2003	2003	2002

OIBDA	22.8%	24.4%	29.7%	28.1%	17.2%
Impairment of licensing costs	—	—	2.0%	0.5%	9.2%

OIBDA, excluding licensing costs impairments	22.8%	24.4%	31.7%	28.6%	26.4%
Depreciation and amortization	(22.3%)	(19.3%)	(20.7%)	(20.3%)	(19.0%)
Impairment of licensing costs	—	—	(2.0%)	(0.5%)	(9.2%)
Other (expense) income	(0.1%)	1.7%	0.4%	0.2%	(0.8%)
Interest expense	(5.0%)	(4.8%)	(5.0%)	(5.0%)	(4.6%)
Provision for income taxes	—	(3.3%)	(0.2%)	(0.8%)	(0.4%)
Net equity earnings (losses) from investments in unconsolidated subs	2.5%	(2.2%)	(0.4%)	0.6%	(7.6%)
Income from discontinued operations	—	—	—	—	0.3%
Cumulative effect of change in accounting principle	—	—	—	—	(1.1%)

Net (loss) income	(2.1%)	(3.5%)	3.8%	2.8%	(16.0%)

Attachment B

Free cash flow, as we have defined it, is calculated as the cash generated from our operating activities less cash payments for capital expenditures. We believe free cash flow and operating free cash flow to be relevant and useful information to our investors as these measures are used by our management in evaluating our liquidity and the cash generated by our consolidated operating businesses. Our definitions of free cash flow and operating free cash flow do not take into consideration cash generated in the sale of or used to purchase license spectrum, cash used to acquire other businesses, or cash generated or used related to our unconsolidated investments. Additionally, our definitions of free cash flow and operating free cash flow do not reflect cash used to repurchase or fund debt obligations. Free cash flow and operating free cash flow reflect cash available for financing activities, to strengthen our balance sheet, or cash available for strategic investments, including spectrum acquisitions, acquisitions of businesses, or investments in joint ventures and other unconsolidated subsidiaries. Free cash flow and operating free cash flow should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America. Free cash flow and operating free cash flow, as we have defined them, may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation of Free cash flow and Operating free cash flow:

(Unaudited) ($M)	For the three months ended		For the year ended
	Dec 31,	Sept 30,	Dec 31,
	2003	2003	2003

Net cash provided by operating activities of continuing operations	$826	$1,028	$4,559
Less: Capital expenditures, including internal use software	1,125	775	2,774

Free cash flow	($299)	$253	$1,785
Less: Cash received from termination of interest rate swap agreements	—	—	245
Less: Cash received from the 2002 NOL carryback	—	—	511

Operating free cash flow	($299)	$253	$1,029

Attachment C

Average Revenue Per User (ARPU):

ARPU is used to measure the average monthly services revenue on a per subscriber basis. ARPU is calculated as services revenue generated by subscribers, including both our subscribers’ revenue and the roaming revenues we collect from other carrier’s subscribers, divided by our average subscribers for the period.

The following table summarizes our calculation of ARPU:

(Unaudited) ($ in M, except for ARPU amount)	For the three months ended			For the year ended
	Dec 31,	Dec 31,	Sept 30,	Dec 31,	Dec 31,
	2003	2002	2003	2003	2002

Services revenue	$3,904	$3,738	$4,073	$15,659	$14,483
Less: Revenues not generated by wireless subscribers	48	27	57	170	152

Services revenue used to calculate ARPU	$3,856	$3,711	4,016	$15,489	$14,331

Average revenue per user per month (ARPU)	$58.70	$60.00	$61.20	$59.80	$60.20

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Statements of Operations
In millions, except per share amounts — Unaudited

	For the three months ended December 31,			For the year ended December 31,
	2003	2002	Change	2003	2002	Change

REVENUE
Services	$3,904	$3,738	4.4%	$15,659	$14,483	8.1%
Equipment	311	309	0.5%	1,036	1,148	(9.8%)
Total revenue	4,215	4,047	4.1%	16,695	15,631	6.8%
OPERATING EXPENSES
Costs of services	1,178	1,171	0.6%	4,749	4,558	4.2%
Costs of equipment sales	617	572	7.7%	2,054	2,274	(9.7%)
Selling, general and administrative	1,530	1,391	10.1%	5,415	4,977	8.8%
Depreciation and amortization	870	722	20.6%	3,181	2,751	15.6%
Impairment of licensing costs	—	—	—	83	1,329	(93.7%)
Total operating expenses	4,195	3,856	8.8%	15,482	15,889	(2.6%)
OPERATING INCOME (LOSS)	20	191	(89.7%)	1,213	(258)	570.3%
Other (expense) income	(4)	65	(106.4%)	32	(123)	126.1%
Interest expense	196	179	9.9%	789	669	18.0%
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND NET EQUITY EARNINGS (LOSSES) FROM INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES	(180)	77	(333.4%)	456	(1,050)	143.4%
Provision for income taxes	—	125	(99.9%)	112	55	105.8%
Net equity earnings (losses) from investments in unconsolidated subsidiaries, net of tax	96	(83)	215.9%	98	(1,100)	108.9%
(LOSS) INCOME FROM CONTINUING OPERATIONS	(84)	(131)	(35.3%)	442	(2,205)	120.0%
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	—	—	—	—	47	(100.0%)
(LOSS) INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(84)	(131)	(35.3%)	442	(2,158)	120.5%
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, NET OF TAX	—	—	—	—	(166)	100.0%
NET (LOSS) INCOME	(84)	(131)	(35.3%)	442	(2,324)	119.0%
Accretion of mandatorily redeemable preferred stock	—	5	(100.0%)	13	18	(31.5%)
NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS	$(84)	$(136)	(37.9%)	$429	$(2,342)	118.3%
(LOSS) INCOME PER BASIC AND DILUTED SHARE:
(Loss) income from continuing operations available to common shareholders	$(0.03)	$(0.05)		$0.16	$(0.82)
Income from discontinued operations	$—	$—		$—	$0.01
Cumulative effect of change in accounting principle	$—	$—		$—	$(0.06)
Net (loss) income available to common shareholders	$(0.03)	$(0.05)		$0.16	$(0.87)
WEIGHTED AVERAGE SHARES USED TO COMPUTE (LOSS) INCOME PER SHARE:
Basic	2,715	2,709		2,713	2,686
Diluted	2,715	2,709		2,715	2,686

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Balance Sheets
In millions, except per share amounts — Unaudited

	December 31,	December 31,
	2003	2002	Change

ASSETS
Cash and cash equivalents	$4,339	$2,353	84.4%
Short-term investments	202	—	100.0%
Accounts receivable, less allowances of $334 and $240	2,301	2,215	3.9%
Inventories	309	325	(5.0%)
Deferred income taxes	303	—	100.0%
Income tax receivable	—	56	(100.0%)
Prepaid expenses and other current assets	361	332	8.6%
TOTAL CURRENT ASSETS	7,815	5,281	48.0%
Property, plant and equipment, net of accumulated depreciation and amortization of $10,146 and $7,810	16,374	16,263	0.7%
Licensing costs	14,500	13,959	3.9%
Investments in and advances to unconsolidated subsidiaries	1,169	2,225	(47.5%)
Goodwill	7,390	7,199	2.7%
Other assets, net of accumulated amortization of $378 and $251	554	879	(36.9%)
TOTAL ASSETS	$47,802	$45,806	4.4%
LIABILITIES
Accounts payable	$1,174	$780	50.5%
Payroll and benefit-related liabilities	500	465	7.4%
Advertising and promotion accruals	149	173	(14.1%)
Business tax accruals	289	375	(23.1%)
Interest payable on long-term debt	240	245	(2.1%)
Other current liabilities	1,100	1,055	4.3%
TOTAL CURRENT LIABILITIES	3,452	3,093	11.6%
Long-term debt	10,459	11,057	(5.4%)
Mandatorily redeemable preferred stock (liquidation value of $291 as of December 31, 2003)	177	—	100.0%
Deferred income taxes	4,699	3,615	30.0%
Other long-term liabilities	658	481	36.8%
TOTAL LIABILITIES	19,445	18,246	6.6%
MINORITY INTEREST	30	48	(36.5%)
MANDATORILY REDEEMABLE PREFERRED STOCK $0.01 par value, 1,000 shares authorized, .233 shares issued and outstanding (liquidation value of $273 as of December 31, 2002)	—	151	(100.0%)
MANDATORILY REDEEMABLE COMMON STOCK
$0.01 par value, 406 shares issued and outstanding	7,664	7,664	—
SHAREHOLDERS’ EQUITY
Common stock ($0.01 par value, 10,000 shares authorized, 2,308 and 2,303 shares issued and outstanding)	23	23	0.2%
Additional paid-in capital	23,688	23,667	0.1%
Receivable from former parent, AT&T	(25)	(461)	(94.6%)
Accumulated deficit	(3,032)	(3,474)	(12.7%)
Accumulated other comprehensive income (loss)	9	(58)	115.4%
TOTAL SHAREHOLDERS’ EQUITY	20,663	19,697	4.9%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$47,802	$45,806	4.4%

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
In millions — Unaudited

	For the year ended December 31,
	2003	2002

OPERATING ACTIVITIES
Net income (loss)	$442	$(2,324)
Deduct: Income from discontinued operations	—	47
Net income (loss), excluding discontinued operations	442	(2,371)
Adjustments to reconcile net income (loss), excluding discontinued operations, to net cash provided by operating activities of continuing operations:
Cumulative effect of change in accounting principle, net of tax	—	166
Losses on early extinguishments of debt	55	20
Losses from impairments of cost method unconsolidated subsidiaries	—	245
Net gains on sale/exchange of assets, businesses, and cost method unconsolidated subsidiaries	(46)	(42)
Depreciation and amortization	3,181	2,751
Impairment of licensing costs	83	1,329
Amortization of debt premium/discount, interest accretion, and deferred financing fees	28	59
Deferred income taxes	134	(198)
Net equity (earnings) losses from investments in unconsolidated subsidiaries	(109)	1,100
Provision for uncollectible receivables	553	551
Cash received from NOL carryback	511	—
Proceeds received from termination of interest rate swap agreements	245	—
Increase in accounts receivable	(629)	(612)
Decrease in inventories	17	31
Increase (decrease) in accounts payable	99	(11)
Net change in other operating assets and liabilities	(5)	(43)
NET CASH PROVIDED BY OPERATING ACTIVITIES OF CONTINUING OPERATIONS	4,559	2,975
INVESTING ACTIVITIES
Capital expenditures, including internal use software	(2,774)	(5,302)
Net dispositions of licenses	21	24
Distributions and sales of unconsolidated subsidiaries	731	367
Contributions, advances, and purchases of unconsolidated subsidiaries	(71)	(640)
Acquisitions of consolidated businesses, including cash acquired	(46)	(78)
Purchases of held-to-maturity securities	(184)	—
Issuance of long-term note receivable to unconsolidated subsidiary	—	(100)
Other investing activities, net	21	—
NET CASH USED IN INVESTING ACTIVITIES OF CONTINUING OPERATIONS	(2,302)	(5,729)
FINANCING ACTIVITIES
Repayment of debt due to others	(742)	(1,619)
Proceeds from issuance of long-term debt to others, net of issuance costs	—	2,959
Proceeds from AT&T Wireless Services common stock issued	30	427
Cash received from former parent, AT&T	436	—
Other financing activities, net	(11)	(4)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES OF CONTINUING OPERATIONS	(287)	1,763
NET CASH USED BY DISCONTINUED OPERATIONS	—	(8)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,970	(999)
NET INCREASE IN CASH DUE TO ADOPTION OF FIN 46	16	—
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,353	3,352
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,339	$2,353